Exhibit 21

Subsidiary		Percentage of Ownership
Fresh Human Global Ltd., a Cayman Islands corporation	British Virgin Islands	100.0%

Tongyong Shengyuan (Tianjin) Technology Development Co., Ltd.	PRC	100.0%